As filed with the Securities and Exchange Commission on March 5, 2018

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cellular Biomedicine Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	86-1032927
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

19925 Stevens Creek Blvd., Suite 100
Cupertino, CA 95014
 (408) 973-7884
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Tony Liu, Chief Executive Officer
19925 Stevens Creek Blvd., Suite 100
Cupertino, CA 95014
(408) 973-7884
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Barry I. Grossman, Esq.
Sarah E. Williams, Esq.
Ellenoff Grossman & Schole LLP
1345 Avenue of Americas
New York, NY 10105
(212) 370-1300
Fax: (212) 370-7889

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Aggregate Offering Price per Security(1)(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $0.001 per share	2,927,658	$16.20	$47,428,059.60	$5,904.80

(1)
Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock offered hereby also include such presently indeterminate number of shares of the registrant’s common stock as a result of stock splits, stock dividends or similar transactions.
(2)
Estimated solely for the purpose of calculating the registration fee for the secondary offering, pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Registrant’s Common Stock on The NASDAQ Global Market on March 1, 2018.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as emended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the Registration Statement filed with the Securities and Exchange Commission, of which this prospectus is a part, is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 5, 2018

PROSPECTUS

Up to 2,927,658 Shares of Common Stock

 This prospectus relates to the resale of up to 2,927,658 shares (the “Shares”) of our common stock, par value $.001 per share of Cellular Biomedicine Group, Inc. a Delaware corporation, for sale by the selling stockholders named herein (the “Selling Stockholders”) for their own accounts.  The shares to be sold by the Selling Stockholders include: (i) up to 41,667 shares of our common stock issued in connection with a $0.5 million closing on a private placement financing on December 22, 2017 (the “Management Tranche”), (ii) up to 1,166,667 shares of our common stock issued in connection with a $14.0 million closing on a private placement financing on December 28, 2017 (the “Investor Tranche”), and (iii) up to 1,719,324 shares of our common stock issued in connection with a $30.6 million closing on a private placement financing on February 5, 2018 (the “February PIPE”).

To the extent the Selling Stockholders wish to sell their shares of our common stock as provided for herein, they may offer and sell such shares on a continuous or delayed basis in the future.  These sales may be conducted in the open market or in privately negotiated transactions and at market prices, fixed prices or negotiated prices.  We will not receive any of the proceeds from the sale of the Shares.  See “Use of Proceeds” on page 19. We have agreed to pay the expenses in connection with the registration of the Shares.

Our common stock is listed on The NASDAQ Global Market under the symbol “CBMG.” The last reported sale price of our common stock on March 1, 2018 was $16.90.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” beginning on page 18, and under similar headings in the other documents that are incorporated by reference into this prospectus or any prospectus supplement before making a decision to purchase our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2018.

You should rely only on the information we have provided or incorporated by reference in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or in any prospectus supplement.

You should assume that the information contained in this prospectus and in any prospectus supplement is accurate only as of their respective dates and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any prospective supplement or any sale of securities.

In this prospectus, we rely on and refer to information and statistics regarding our industry. We obtained this statistical, market and other industry data and forecasts from publicly available information. While we believe that the statistical data, market data and other industry data and forecasts are reliable, we have not independently verified the data.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement and the documents we have filed or will file with the SEC that are or will be incorporated by reference into this prospectus and the accompanying prospectus supplement contain forward-looking statements, within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that involve risks and uncertainties. Any statements contained, or incorporated by reference, in this prospectus and any accompanying prospectus that are not statements of historical fact may be forward-looking statements. When we use the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will” and other similar terms and phrases, including references to assumptions, we are identifying forward-looking statements. Forward-looking statements involve risks and uncertainties which may cause our actual results, performance or achievements to be materially different from those expressed or implied by forward-looking statements.

A variety of factors, some of which are outside our control, may cause our operating results to fluctuate significantly. They include:

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our plans and expectations regarding the timing and outcome of our research, development, manufacturing, distribution and commercialization efforts, whether with partners or on our own, with primary research and manufacturing facilities in China, relating to our therapies derived from two major cell platforms: (i) Immune Cell therapy for treatment of a broad range of cancers using vaccine, T Central Memory (“Tcm”) Cell, T Cells Receptor (“TCR”) clonality, Chimeric Antigen Receptor T cell (“CAR-T”) and anti-PD-1 technologies for various liquid and solid cancerous diseases, and (ii) human adipose-derived mesenchymal progenitor cells (“haMPC”) for treatment of joint and autoimmune diseases comprised of Knee Osteoarthritis (“KOA”), and Cartilage Defect (“CD”) Asthma, and Chronic Obstructive Pulmonary Disease ("COPD") autologous and allogeneic therapies and any other proposed products, product candidates or approved products;

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the domestic and international regulatory process and related laws, rules and regulations governing our technologies and our approved and proposed products and formulations, including: (i) the timing, status and results of our or our commercial partners’ filings with the U.S. Food and Drug Administration (“FDA”), Ministry of Health (“MOH”) and the China Food and Drug Administration (“CFDA”) or their f equivalents in other jurisdictions, (ii) the timing, status and results of non-clinical work and clinical studies, including regulatory review thereof and (ii) the heavily regulated industry in which we operate our business generally;

●	the significant challenges our newly acquired technology platform presents;

●	our ability to enter into strategic partnerships for the development, commercialization, manufacturing and distribution of our products and product candidates;

●	Our reliance in significant part on outside scientists and their third-party research institutions for research and development and early clinical testing of our product candidates;

●	our ability, or the ability of our commercial partners to actually develop, commercialize, manufacture or distribute our products and product candidates;

●	our ability to generate commercially viable products and the market acceptance of our cell therapy and cell banking technologies and our proposed products and product candidates;

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our ability to finance our operations on acceptable terms, either through the raising of capital, the incurrence of convertible or other indebtedness or through strategic financing or commercialization partnerships;

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the protection and control afforded by our patents or other intellectual property, and any interest patents or other intellectual property that we license, or our or our partners’ ability to enforce our rights under such owned or licensed patents or other intellectual property;

ii

●	our ability to maintain our licenses, patents or other intellectual property;

●	the outcome of ongoing or potential future litigation or other claims or disputes relating to our business, technologies, products or processes;

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the ability of our manufacturing partners to supply us or our commercial partners with clinical or commercial supplies of our products in a safe, timely and regulatory compliant manner and the ability of such partners to address any regulatory issues that have arisen or may in the future arise;

●	competition existing today or that will likely arise in the future; and

●	regulatory oversight of our company by the Securities and Exchange Commission (“SEC”), FDA, CFDA, the NASDAQ Stock Market and other regulatory agencies.

              The foregoing does not represent an exhaustive list of risks that may impact upon the forward-looking statements used herein or in the documents incorporated by reference herein. Please see “Risk Factors” in our reports filed with the SEC or in a prospectus supplement related to this prospectus for additional risks which could adversely impact our business and financial performance. Moreover, new risks regularly emerge and it is not possible for our management to predict all risks, nor can we assess the impact of all risks on our business or the extent to which any risk, or combination of risks, may cause actual results to differ from those contained in any forward-looking statements. All forward-looking statements included in this prospectus and any accompanying prospectus supplement are based on information available to us on the date hereof or thereof. Except to the extent required by applicable laws or rules, we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout (or incorporated by reference in) this prospectus, any accompanying prospectus and the documents we have filed with the SEC.

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PROSPECTUS SUMMARY

The following summary highlights selected information contained or incorporated by reference in this prospectus. This summary does not contain all of the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus and any supplement hereto carefully, including the risk factors section as well as the financial statements and the notes to the financial statements incorporated herein by reference.

In this prospectus and any amendment or supplement hereto, unless otherwise indicated, the terms “Cellular Biomedicine Group, Inc.,” “CBMG,” the “Company,” “we,” “us,” and “our” refer and relate to Cellular Biomedicine Group, Inc. and its consolidated subsidiaries.

 Our Company

Cellular Biomedicine Group, Inc. is a clinical stage biopharmaceutical company, principally engaged in the development of novel therapies for cancer and degenerative diseases utilizing proprietary cell-based technologies. Our technology includes two major platforms: (i) immune cell therapy for treatment of a broad range of cancer indications comprised of technologies in Chimeric Antigen Receptor modified T cells (CAR-T), T-Cell Receptor(TCR), cancer vaccine, and ex vivo expanded autologous Central Memory T Cells (Tcm), and (ii) human adipose-derived mesenchymal progenitor cells (haMPC) for treatment of joint and autoimmune diseases. Our research & development facilities and manufacturing facilities are based in China in the cities of Shanghai, Wuxi and Beijing.

We are focused on developing and marketing safe and effective cell-based therapies based on our cellular platforms, to treat cancer, orthopedic diseases and metabolic diseases. We have developed proprietary technologies and know-hows for our cell therapy platforms. Our primary target market is Greater China. We believe that our cell-based therapies will be able to help patients with high unmet needs. We expect to carry out clinical studies leading to the eventual CFDA approval of our products through Biologics License Application (“BLA”) filings and authorized clinical centers throughout Greater China.

We have launched multiple clinical trials using our CAR-T products in multiple indications such as Diffuse Large B-cell Lymphoma (DLBCL) and Acute Lymphoblastic leukemia (ALL). We may also establish partnerships with other companies for co-development of CAR-T, TCR-T and stem cell based therapies. We are striving to build a highly competitive research and development function, a translational medicine unit, along with a well-established cellular manufacturing capability and ample capacity, to support the development of multiple assets in multiple indications. These efforts will allow us to boost the Company's immuno-oncology presence and pave the way for additional future partnerships.

Recent Developments

In January 2016, we launched a Phase I clinical trial of an off-the-shelf allogeneic haMPC AlloJoin™ therapy for KOA (the “Allogenic KOA Phase I Trial”) to evaluate the safety and efficacy of AlloJoin™, an off-the-shelf allogeneic adipose derived progenitor cell (haMPC) therapy for the treatment of KOA.

On March 23, 2016, we filed a Form S-3 Registration Statement (the “S-3 Registration Statement”) with the SEC, which was declared effective on June 17, 2016. The S-3 Registration Statement contained three prospectuses:

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Offering Prospectus. A base prospectus which covers the offering, issuance and sale by us of up to $150,000,000 of our common stock, preferred stock, debt securities, warrants, rights and/or units;
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Resale Prospectus. A prospectus to be used for the resale by the selling stockholders of up to 3,824,395 shares of the Common Stock; and
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Sales Agreement Prospectus. A sales agreement prospectus covering the offering, issuance and sale by the registrant of up to a maximum aggregate offering price of $50,000,000 of the Common Stock that may be issued and sold under a sales agreement with Cantor Fitzgerald & Co.

On August 5, 2016, we completed patient treatment for the Allogenic KOA Phase I Trial. On December 9, 2016, we announced interim 3-month safety data from the Allogenic KOA Phase I Trial in China. Preliminary results from interim analysis have demonstrated a safety and tolerability profile of AlloJoinTM in the three doses tested, and no serious adverse events (SAE) have been observed. The trial has been completed and we are analyzing the results on cartilage regeneration as well as recent development in the competitive landscape.

On November 29, 2016, we announced the approval and commencement of patient enrollment in China for our CARD-1 (CAR-T Against DLBCL) Phase I clinical trial of CD19 CAR-T therapy utilizing our optimized proprietary C-CAR011 construct for the treatment of patients with refractory DLBCL. The CARD-1 trial has begun enrollment with more data expected to be available in the first half of 2018.

On December 9, 2016, we announced interim 3-month safety data from our Phase I clinical trial in China for AlloJoin™ off-the-shelf allogeneic stem cell therapy for KOA. The preliminary data was presented in December 2016 at the World Stem Cell Summit in West Palm Beach, Florida. The interim analysis of the trial has preliminarily demonstrated a safety and tolerability profile of AlloJoin™ in the three doses tested, and adverse events (AE) are similar to that of our prior autologous trials. No serious adverse events (SAE) have been observed.

On January 3, 2017, we announced the signing of a ten-year lease of an 113,038-square foot building located in the “Pharma Valley” in Shanghai Zhangjiang High-Tech Park. The new facility designed and built to GMP standards will consist of 40,000 square feet dedicated to advanced cell manufacturing.  We plan to invest an aggregate of approximately $35 million into the Zhangjiang facility, of which $10 million will be spent on to bring the facility into compliance with current GMP standards and around 25 million will be spent on lease of this real estate. By the end of 2017, the combination of new Zhangjiang facility, an expanded Wuxi, and Beijing facilities, all meeting international GMP standards, of the Company had provided 70,000 square feet for cell manufacturing. The Company expects that it will be capable of supporting clinical trials for five different CART and stem cell products simultaneously, or the ability to produce products to treat approximately 10,000 cancer patients and 10,000 KOA patients per year. To reach this capacity, we plan to hire an additional 60 R&D and Manufacturing personnel by end of 2018.

 On January 9, 2017, we announced the commencement of patient enrollment in China for our CALL-1 (CAR-T against Acute Lymphoblastic Leukemia) Phase I clinical trial of CD19 CAR-T therapy utilizing its optimized proprietary C-CAR011 construct for the treatment of patients with relapsed or refractory (r/r) CD19+ B-cell ALL. The CALL-1 trial began enrollment with more data expected to be available in the first half of 2018. Depending on the Phase I CALL-1 results, CBMG expects to initiate a larger Phase II clinical trial as soon as possible.

On February 27, 2017 we announced the Company received a $2.29 million grant from California Institute of Regenerative Medicine (CIRM) to fund our off-the-shelf AlloJoinTM Allogeneic Stem Cell Therapy for KOA in the United States. We are performing pre-clinical studies at Children’s Hospital Los Angeles (CHLA) and plan to file an AlloJoinTM  Phase I clinical trial in the United States. On May 4, 2017, the Company received $1.2 million from the CIRM grant, the first of four disbursement totaling $2.29 million to fund our off-the-shelf AlloJoin™ Allogeneic Stem Cell Therapy for KOA in the United States.

On March 30, 2017 we announced the completion of our newly expanded 30,000-square foot facility in Huishan High Tech Park in Wuxi, China. 20,000 square feet of the Wuxi facility will be dedicated to advanced stem cell culturing, centralized plasmid and viral vector production, cell banking and development of reagents.

 On April 10, 2017, we announced a strategic research collaboration to co-develop certain high-quality industrial control processes in CAR-T and stem cell manufacturing with GE Healthcare Life Science. In connection with the collaboration, a joint laboratory within CBMG’s new Shanghai Zhangjiang facility designed and built to GMP standards will be established and dedicated to the joint research and development of a functionally integrated and automated immunotherapy cell manufacturing system.

On May 15, 2017, we announced the addition of a new independent Phase I clinical trial of the Company’s ongoing CARD-1 study in patients with chemorefractory or refractory B cell Non-Hodgkin Lymphoma (NHL). The Company and Shanghai Tongji Hospital are conducting a single arm, non-randomized study to evaluate the safety and efficacy of C-CAR011 (Anti-CD19 single-chain variable fragment (scFv) (41BB-CD3f)) therapy in relapsed or refractory B cell NHL patients. The trial will enroll 15 patients comprised of DLBCL, Primary Mediastinal Large B-Cell Lymphoma (PMBCL) and Follicular Lymphoma (FL).

On June 1, 2017, we announced our Board of Directors has approved a new stock repurchase program granting the company authority to repurchase up to $10 million in common shares (the “2017 Stock Repurchase Program”) through open market purchases pursuant to a plan adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in accordance with Rule 10b-18 of the Exchange Act. The 2017 Stock Repurchase Program contemplates repurchase shares of our common stock in the open market in accordance with all applicable securities laws and regulations. From June to December 2017, we repurchased a total of 426,794 shares at a total cost of $3,977,929, or an average of $9.32 per share.

On June 20, 2017, we announced the establishment of an External Advisory Board and the appointment of Michael A. Caligiuri, MD, as Chair of the External Advisory Board to bring together experts from diverse disciplines to provide knowledge and insight to help CBMG fulfill its mission and build a network for development opportunities. On November 28, 2017, Dr. Caligiuri was appointed as President and physician-in-chief of City of Hope National Medical Center.

On November 4, 2017, we announced the grand opening of our Zhangjiang facility. On the same day, we announced the signing of a strategic partnership with Thermo Fisher Scientific (China) Ltd. to build a joint Cell Therapy Technology Innovation and Application Center (Center) at CBMG’s newly opened Shanghai Zhangjiang GMP facility.

In December 2017, we announced the closing of two private placement transactions pursuant to which we sold an aggregate of 1,208,333 shares of our common stock to certain key executives and private investors at $12.00 per share, for total aggregate gross proceeds of approximately $14.5 Million.

On January 30, 2018 and February 5, 2018, we entered into securities purchase agreements with certain investors pursuant to which we agreed to sell, and the investors agreed to purchase from the Company, an aggregate of 1,719,324 shares of our common stock at $17.80 per share for total gross proceeds of approximately $30.6 million (the “February 2018 Private Placement”).  The transaction closed on February 5, 2018. Pursuant to the purchase agreements, the investors have the right to nominate one director to the board of directors of the Company to stand for election at the 2018 Annual Meeting of Stockholders. Effective as of the closing of the February 2018 Private Placement, Bosun S. Hau was elected as a non-executive Class III director of the Company.

Biopharmaceutical Business

Our biopharmaceutical business was founded in 2009 as a newly formed specialty biomedicine company by a team of seasoned Chinese-American executives, scientists and doctors. In 2010, we established a facility designed and built to GMP standards in Wuxi, and in 2012 we established a FDA GMP standard protocol-compliant manufacturing facility in Shanghai. In October 2015, we opened a facility designed and built to GMP standards in Beijing. In November 2017, we announced the grand opening of our Zhangjiang facility in Shanghai, of which 40,000 square feet was designed and built to GMP standards and dedicated to advanced cell manufacturing. Our focus has been to serve the rapidly growing health care market in China by marketing and commercializing stem cell and immune cell therapeutics, related tools and products from our patent-protected homegrown and acquired cell technology, as well as by utilizing exclusively in-licensed and other acquired intellectual properties.

Our current treatment focal points are cancer and other degenerative diseases such as KOA.

Cancer. In the cancer field, with the recent build-up of multiple cancer therapeutic technologies, we have prioritized our clinical efforts on CAR-T. We are not actively pursuing the fragmented Tcm technical services opportunities. On November 29, 2016, we announced the approval and commencement of patient enrollment in China for its CARD-1  Phase I clinical trial utilizing its optimized proprietary C-CAR011 construct of CD19 CAR-T therapy for the treatment of patients with refractory DLBCL. The CARD-1 trial has begun enrollment with final data expected to be available in the second half of 2018. On January 9, 2017 we announced the approval and commencement of patient enrollment in China for its CALL-1 Phase I clinical trial utilizing its optimized proprietary C-CAR011 construct of CD19 CAR-T therapy for the treatment of patients with relapsed or refractory (r/r) CD19+ B-cell ALL. The CALL-1 trial has begun enrollment with final data expected to be available in the second half of 2018. Depending on the Phase I CARD-1 and CALL-1 results, we expect to initiate larger trials to confirm the safety and efficacy profile and support BLA submission as soon as practicable.

On May 15, 2017, we announced the addition of a new independent Phase I clinical trial of the Company’s ongoing CARD-1 study in patients with chemorefractory and aggressive DLBCL. Recruitment has started on patients comprised of DLBCL, PMBCL and FL. Final data for this single arm, non-randomized study to evaluate the safety and efficacy of C-CAR011 41BB-CD3f therapy in relapsed or refractory B cell NHL is expected in the first half of 2019.

KOA.  In 2013, we completed a Phase I/IIa clinical study in China for our KOA therapy named Re-Join®. The trial tested the safety and efficacy of intra-articular injections of autologous haMPCs in order to reduce inflammation and repair damaged joint cartilage. The 6-month follow-up clinical data showed Re-Join® therapy to be both safe and effective.

In Q2 of 2014, we completed patient enrollment for the Phase IIb clinical trial of Re-Join® for KOA. The multi-center study enrolled 53 patients to participate in a randomized, single blind trial. We published 48 weeks follow-up data of Phase I/IIa on December 5, 2014.  The 48 week data indicated that patients have reported a decrease in pain and a significant improvement in mobility and flexibility, while the clinical data shows our Re-Join® regenerative medicine treatment to be safe.   We announced the interim 24 week results for Re-Join® on March 25, 2015 and  released positive Phase IIb 48 week follow-up data in January 2016, which shows the primary and secondary endpoints of Re-Join® therapy group having all improved significantly compared to their baseline, which has confirmed some of the Company’s Phase I/IIa results. Our Re-Join® haMPC therapy for KOA is an interventional therapy using proprietary device, process, culture and medium:

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Obtain  adipose (fat) tissue from the patient using our CFDA approved medical device, the A-Stromal™ Kit;
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Expand haMPCs using our proprietary culture medium (serum-free and antibiotics-free); and
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Formulated for ReJoin therapy using our proprietary formulation.

Our process is distinguishable from sole Stromal Vascular Fraction (SVF) therapy. The immunophenotype of our haMPCs exhibited multiple biomarkers such as CD29+, CD73+, CD90+, CD49d+, HLA-I+, HLA-DR-, Actin-, CD14-, CD34-, and CD45-.  In contrast, SVF is merely a heterogeneous fraction including preadipocytes, endothelial cells, smooth muscle cells, pericytes, macrophages, fibroblasts, and adipose-derived stem cells (ASCs).

In January 2016, we launched the Allogeneic KOA Phase I Trial in China to evaluate the safety and efficacy of AlloJoin™, an off-the shelf allogeneic haMPC therapy for the treatment of KOA. On August 5, 2016 we completed patient treatment for the Allogeneic KOA Phase I trial, and on December 9, 2016 we announced interim 3-month safety data from the Allogenic KOA Phase I Trial in China. The interim analysis of the trial has preliminarily demonstrated a safety and tolerability profile of AlloJoin™ in the three doses tested, and no SAE have been observed. The trial has been completed in 2017.

In January 2015, we initiated patient recruitment in a phase II clinical study, in China, of ReJoin haMPC in Cartilage Damaged patients resulting from osteoarthritis or sports injury, in further support of KOA indication. The study is based on the same technology that has shown significant efficacy in the treatment of KOA but requires two arthroscopic examinations and the use of magnetic resonance imaging (“MRI”) to further demonstrate the regenerative efficacy of ReJoin. Upon further review of the protocol and the difficulty of getting patients back for a second arthroscopic examination, we determined to terminate the study.

The  unique lines of adult adipose-derived stem cells and the immune cell therapies enable us to create multiple cell formulations in treating specific medical conditions and diseases, as well as applying single cell types in a specific treatment protocol. The quality management systems of CBMG Shanghai and CBMG Wuxi were issued a Certificate of ISO-9001:2008 by SGS /ANAB (ANSI-ASQ National Accreditation Board). Our facility in Shanghai was issued a Certificate of Compliance by ENV Services, Inc., and ISO Inspection Service Provider that (i) its rooms 1-7, 10 are certified to ISO Class 7 per ISO-14644 in accordance with cGMP; (ii) its biological safety cabinets are certified per NSF/ANSI 49 and to ISO Class 5;and (iii) its instrumentation calibration has been certified to perform in accordance with ANSI/NCSL Z-540-1 and document in accordance with 10CFR21. Our facility in Shanghai was issued a Testing Report concluding that certain testing items of our Shanghai facility’s cleanrooms are in compliance with the Good Manufacturing Practice for Drugs (2010 Revision) of China. The cleanrooms in our Beijing facility are certified to meet the standard of CNAS L1669 and the cleanrooms of our Wuxi facility have been certified to meet the SHPMCC standard.

In addition to standard protocols, we use proprietary processes and procedures for manufacturing our cell lines, comprised of:

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Banking processes that ensure cell preservation and viability;
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DNA identification for stem cell ownership; and
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Bio-safety testing at independently certified laboratories.

Regenerative Medicine and Cell Therapy

Regenerative medicine is the “process of replacing or regenerating human cells, tissues or organs to restore or establish normal function”. Cell therapy as applied to regenerative medicine holds the promise of regenerating damaged tissues and organs in the body by rejuvenating damaged tissue and by stimulating the body’s own repair mechanisms to heal previously irreparable tissues and organs. Medical cell therapies are classified into two types: allogeneic (cells from a third-party donor) or autologous (cells from one’s own body), with each offering its own distinct advantages. Allogeneic cells are beneficial when the patient’s own cells, whether due to disease or degeneration, are not as viable as those from a healthy donor. Similarly, in cases such as cancer, where the disease is so unique to the individual, autologous cells can offer true personalized medicine.

Regenerative medicine can be categorized into major subfields as follows:

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Cell Therapy. Cell therapy involves the use of cells, whether derived from adults, third party donors or patients, from various parts of the body, for the treatment of diseases or injuries. Therapeutic applications may include cancer vaccines, cell based immuno-therapy, arthritis, heart disease, diabetes, Parkinson’s and Alzheimer’s diseases, vision impairments, orthopedic diseases and brain or spinal cord injuries. This subfield also includes the development of growth factors, serums and natural reagents that promote and guide cell development.

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Tissue Engineering. This subfield involves using a combination of cells with biomaterials (also called “scaffolds”) to generate partially or fully functional tissues and organs, or using a mixture of technology in a bioprinting process. Some natural materials, like collagen, can be used as biomaterial, but advances in materials science have resulted in a variety of synthetic polymers with attributes that would make them uniquely attractive for certain applications. Therapeutic applications may include heart patch, bone re-growth, wound repair, replacement neo-urinary conduits, saphenous arterial grafts, inter-vertebral disc and spinal cord repair.

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Diagnostics and Lab Services. This subfield involves the production and derivation of cell lines that may be used for the development of drugs and treatments for diseases or genetic defects. This sector also includes companies developing devices that are designed and optimized for regenerative medicine techniques, such as specialized catheters for the delivery of cells, tools for the extraction of stem cells and cell-based diagnostic tools.

All living complex organisms start as a single cell that replicates, differentiates (matures) and perpetuates in an adult through its lifetime. Cell therapy is aimed at tapping into the power of cells to prevent and treat disease, regenerate damaged or aged tissue and provide cosmetic applications. The most common type of cell therapy has been the replacement of mature, functioning cells such as through blood and platelet transfusions. Since the 1970s, bone marrow and then blood and umbilical cord-derived stem cells have been used to restore bone marrow and blood and immune system cells damaged by chemotherapy and radiation used to treat many cancers. These types of cell therapies have been approved for use world-wide and are typically reimbursed by insurance.

Over the past number of years, cell therapies have been in clinical development to attempt to treat an array of human diseases. The use of autologous (self-derived) cells to create vaccines directed against tumor cells in the body has been demonstrated to be effective and safe in clinical trials. Researchers around the globe are evaluating the effectiveness of cell therapy as a form of replacement or regeneration of cells for the treatment of numerous organ diseases or injuries, including those of the brain and spinal cord. Cell therapies are also being evaluated for safety and effectiveness to treat heart disease, autoimmune diseases such as diabetes, inflammatory bowel disease, joint diseases and cancerous diseases. While no assurances can be given regarding future medical developments, we believe that the field of cell therapy is a subset of biotechnology that holds promise to improve human health, help eliminate disease and minimize or ameliorate the pain and suffering from many common degenerative diseases relating to aging.

Recent Developments in Cancer Cell Therapy

According to the U.S. National Cancer Institute’s 2013 cancer topics research update on CAR-T-Cells, excitement is growing for immunotherapy—therapies that harness the power of a patient’s immune system to combat their disease, or what some in the research community are calling the “fifth pillar” of cancer treatment.

One approach to immunotherapy involves engineering patients’ own immune cells to recognize and attack their tumors. And although this approach, called adoptive cell transfer ("ACT"), has been restricted to small clinical trials so far, treatments using these engineered immune cells have generated some remarkable responses in patients with advanced cancer. For example, in several early-stage trials testing ACT in patients with ALL who had few if any remaining treatment options, many patients’ cancers have disappeared entirely. Several of these patients have remained cancer free for extended periods.

Equally promising results have been reported in several small clinical trials involving patients with lymphoma. Although the lead investigators cautioned that much more research is needed, the results from the trials performed thus far indicate that researchers can successfully alter patients’ T cells so that they attack their cancer cells.  As an example, we look to Spectrum Pharmaceutical’s Folotyn approved in September 2009 for treatment of R/R peripheral T-cell lymphoma with approval supported by a single arm trial observing an overall response rate of 27% and median duration of response of 9.4 months. In addition, CTI Therapeutics Pixuvri received a complete response letter in April 2010 in R/R aggressive NHL in which a 37% overall response rate and 5.5 month duration of response was observed.

ACT’s building blocks are T cells, a type of immune cell collected from the patient’s own blood. After collection, the T cells are genetically engineered to produce special receptors on their surface called chimeric antigen receptors ("CARs"). CARs are proteins that allow the T cells to recognize a specific protein (antigen) on tumor cells. These engineered CAR T cells are then grown in the laboratory until they number in the billions. The expanded population of CAR T cells is then infused into the patient. After the infusion, if all goes as planned, the T cells multiply in the patient’s body and, with guidance from their engineered receptor, recognize and kill cancer cells that harbor the antigen on their surfaces. This process builds on a similar form of ACT pioneered from NCI’s Surgery Branch for patients with advanced melanoma. According to www.cancer.gov, in 2013, NCI’s Pediatric Oncology Branch commented that the CAR T cells are much more potent than anything they can achieve with other immune-based treatments being studied. Although investigators working in this field caution that there is still much to learn about CAR T-cell therapy, the early results from trials like these have generated considerable optimism. Researchers opined that CAR T-cell therapy eventually may become a standard therapy for some B-cell malignancies like ALL and chronic lymphocytic leukemia.

So far, chimeric antigen receptor T cell therapy such as CD19 CAR-T, have been tested in several hematological indications on patients that are refractory/relapsing to chemotherapy, and many of them have relapsed after stem cell transplantation.  All of these patients had very limited treatment option prior to CAR-T therapy.  CAR-T has shown positive clinical efficacy in many of these patients. Some of have them lived for years post CAR-T treatment. Management believes the remaining risk in monetizing cancer immune cell therapies is concentrated in late stage clinical studies, speed-to-approval, manufacturing and process optimization.

On July 2016, Juno Therapeutics, Inc. reported the death of patients enrolled in the U.S. Phase II clinical trial of JCAR015 for the treatment of relapsed or refractory B cell acute lymphoblastic leukemia (B-ALL). The US FDA put the trial on hold and lifted the hold within a week after Juno provided satisfactory explanation and solution. Juno believes that the patient deaths were caused by the use of Fludarabine preconditioning and they will use only cyclophosphamide pre-conditioning in the future enrollment. The trial was halted in November of 2016 after two more deaths occurred after the trial resumed. The Company believes that its product and study are distinguishable from Juno Therapeutics and plans to continue to monitor any toxicities associated with the study.

In August 2017, the FDA approved Novartis’ CAR-T therapy on relapsed or refractory (r/r) acute lymphoblastic leukemia (ALL), the most common cancer in Children. Current treatments show a rate of 80% remission using intensive chemotherapy. However, there are almost no conventional treatments to help patients who have relapsed. Novartis’ Tisagenlecleucel (Kymriah), a CD19-targeted CAR-T therapy for children and adolescents with r/r ALL has shown results of complete and long lasting remission, which led the FDA to approve the drug funded by Novartis and the first CAR-T therapy.

In October 2017, the FDA approved Kite Pharmaceuticals’ (Gilead) CAR-T therapy for DLBCL, the most common type of NHL in adults. The initial results of axicabtagene ciloleucel (Yescarta), Kite Pharma’s drug for NHL, shows four out of seven patients treated achieved complete remission, which continued after 12 months. The prognosis of high-grade chemo refractory NHL is dismal with a medium survival time of a few weeks. Yescarta is a therapy for patients who have not responded to or who have relapsed after at least two other kinds of treatment.

In December 2017, the Chinese government issued trial guidelines concerning the development of cell therapy products in China. Although these trial guidelines are not yet codified as mandatory regulations, we believe they provide a measure of clarity and a preliminary regulatory pathway for our cell therapy operations in a still uncertain regulatory environment.

Market for Cell-Based Therapies

In 2013, U.S. sales of products which contain stem cells or progenitor cells or which are used to concentrate autologous blood, bone marrow or adipose tissues to yield concentrations of stem cells for therapeutic use were, conservatively, valued at $236 million at the hospital level. It is estimated that the orthopedics industry used approximately 92% of the stem cell products.

The forecast is that in the United States, shipments of treatments with stem cells or instruments which concentrate stem cell preparations for injection into painful joints will fuel an overall increase in the use of stem cell based treatments and an increase to $5.7 billion in 2020, with key growth areas being Spinal Fusion, Sports Medicine and Osteoarthritis of the joints. According to Centers for Disease Control and Prevention. Prevalence of doctor-diagnosed arthritis and arthritis-attributable activity limitation United States. 2010-2012, Osteoarthritis (OA) is a chronic disease that is characterized by degeneration of the articular cartilage, hyperosteogeny, and ultimately, joint destruction that can affect all of the joints. According to Dillon CF, Rasch EK, Gu Q et al. Prevalence of knee osteoarthritis in the United States: Arthritis Data from the Third National Health and Nutrition Examination Survey 1991-94. J Rheumatol. 2006, the incidence of OA is 50% among people over age 60 and 90% among people over age 65. KOA accounts for the majority of total OA conditions and in adults, OA is the second leading cause of work disability and the disability incidence is high (53%). The costs of OA management have grown exponentially over recent decades, accounting for up to 1% to 2.5% of the gross national product of countries with aging populations, including the U.S., Canada, the UK, France, and Australia. According to the American Academy of Orthopedic Surgeons (AAOS), the only pharmacologic therapies recommended for OA symptom management are non-steroidal anti-inflammatory drugs (NSAIDs) and tramadol (for patients with symptomatic osteoarthritis). Moreover, there is no approved disease modification therapy for OA in the world. Disease progression is a leading cause of hospitalization and ultimately requires joint replacement surgery. In 2009, the U.S. spent over $42 billion on replacement surgery for hip and knee joints alone. International regulatory guidelines on clinical investigation of medicinal products used in the treatment of OA were updated in 2015, and clinical benefits (or trial outcomes) of a disease modification therapy for KOA has been well defined and recommended. Medicinal products used in the treatment of osteoarthritis need to provide both a symptom relief effect for at least 6 months and a structure modification effect to slow cartilage degradation by at least 12 months. Symptom relief is generally measured by a composite questionnaire Western Ontario and McMaster Universities Osteoarthritis Index (WOMAC) score, and structure modification is measured by MRI, or radiographic image as accepted by international communities. The Company uses the WOMAC as primary end point to demonstrate symptom relief, and MRI to assess structure and regeneration benefits as a secondary endpoint.

According to the Foundation for the National Institutes of Health, there are 27 million Americans with OA, and symptomatic KOA occurs in 13% of persons aged 60 and older. The International Journal of Rheumatic Diseases, 2011 reports that approximately 57 million people in China suffer from KOA. Currently no treatment exists that can effectively preserve knee joint cartilage or slow the progression of KOA. Current common drug-based methods of management, including anti-inflammatory medications (NSAIDs), only relieve symptoms and carry the risk of side effects. Patients with KOA suffer from compromised mobility, leading to sedentary lifestyles; doubling the risk of cardiovascular diseases, diabetes, and obesity; and increasing the risk of all causes of mortality, colon cancer, high blood pressure, osteoporosis, lipid disorders, depression and anxiety. According to the Epidemiology of Rheumatic Disease (Silman AJ, Hochberg MC. Oxford Univ. Press, 1993:257), 53% of patients with KOA will eventually become disabled.

The number of cell therapy companies that are currently in Phase 2 and Phase 3 trials has been gathering momentum, and we anticipate that new cellular therapy products will appear on the market within the next several years.

Our Targeted Indications and Potential Therapies

Knee Osteoarthritis (KOA)

We are currently pursuing two primary therapies for the treatment of KOA: our Re-Join ® therapy and our AlloJoinTM therapy.

We completed the Phase I/IIa clinical trial for the treatment of KOA. The trial tested the safety and efficacy of intra-articular injections of autologous haMPCs in order to reduce inflammation and repair damaged joint cartilage. The 6-month follow-up clinical data showed Re-JoinTM therapy to be both safe and effective.

In the second quarter of 2014, we completed patient enrollment for the Phase IIb clinical trial of Re-Join® for KOA. The multi-center study has enrolled 53 patients to participate in a randomized, single blind trial. We published 48 weeks follow-up data of Phase I/IIa on December 5, 2014.  The 48 weeks data indicated that patients have reported a decrease in pain and a significant improvement in mobility and flexibility, while the clinical data shows our Re-Join® regenerative medicine treatment to be safe. We announced positive Phase IIb 48-week follow-up data in January 2016, with statistical significant evidence that Re-Join® enhanced cartilage regeneration, which concluded the planned phase IIb trial.

In January 2016, we launched the Allogeneic KOA Phase I Trial in China to evaluate the safety and efficacy of AlloJoin™, an off-the haMPC therapy for the treatment of KOA. On August 5, 2016 we completed patient treatment for the Allogeneic KOA Phase I trial. On August 5, 2016 we completed patient treatment for the Allogenic KOA Phase I Trial, and on December 9, 2016, we announced interim 3-month safety data from the Allogenic KOA Phase I Trial in China. The interim analysis of the trial has preliminarily demonstrated a safety and tolerability profile of AlloJoin™ in the three doses tested, and no serious adverse events (SAE) have been observed. The trial has been completed in 2017. We plan to release the data in the second quarter of 2018.

Osteoarthritis is a degenerative disease of the joints. KOA is one of the most common types of osteoarthritis. Pathological manifestation of osteoarthritis is primarily local inflammation caused by immune response and subsequent damage of joints. Restoration of immune response and joint tissues are the objective of therapies.

According to International Journal of Rheumatic Diseases, 2011, 53% of KOA patients will degenerate to the point of disability. Conventional treatment usually involves invasive surgery with painful recovery and physical therapy. As drug-based methods of management are ineffective, the same journal estimates that some 1.5 million patients with this disability will degenerate to the point of requiring artificial joint replacement surgery every year. However, only 40,000 patients will actually be able to undergo replacement surgery, leaving the majority of patients to suffer from a life-long disability due to lack of effective treatment.

haMPCs are currently being considered as a new and effective treatment for osteoarthritis, with a huge potential market.  Osteoarthritis is one of the ten most disabling diseases in developed countries. Worldwide estimates are that 9.6% of men and 18.0% of women aged over 60 years have symptomatic osteoarthritis. It is estimated that the global OA therapeutics market was worth $4.4 billion in 2010 and is forecast to grow at a compound annual growth rate (“CAGR”) of 3.8% to reach $5.9 billion by 2018.

In order to bring haMPC-based KOA therapy to market, our market strategy is to: (a) establish regional laboratories that comply with cGMP standards in Shanghai and Beijing that meet Chinese regulatory approval; and (b) file joint applications with Class AAA hospitals to use haMPCs to treat KOA in a clinical trial setting.

Our competitors are pursuing treatments for osteoarthritis with knee cartilage implants.  However, unlike their approach, our KOA therapy is not surgically invasive. It uses a small amount (30ml) of adipose tissue obtained via liposuction from patients, which is cultured and re-injected into the patient. The injections are designed to induce the body’s secretion of growth factors promoting immune response and regulation, and regrowth of cartilage. The down-regulation of the patient’s immune response is aimed at reducing and controlling inflammation which is a central cause of KOA.

We believe our proprietary method, subsequent haMPC proliferation and processing know-how will enable haMPC therapy to be a low cost and relatively safe and effective treatment for KOA. Additionally, banked haMPCs can continue to be stored for additional use in the future.

Immuno-oncology (I/o)

We continue to fortify our cancer breakthrough technology platform with I/o, programmed cell death and vaccine technology.

Our CAR-T platform is built on lenti-virial vector and second-generation CAR design, which is used by most of the current trials and studies. We rigorously select the patient population for each asset and indication to allow the optimal path forward for regulatory approval. We also fully integrate the state of art translational medicine effort into each clinical study to aid in dose selection, to confirm the mechanism of action and proof of concept, and to identify the optimal targeting patient population whenever appropriate. We plan to continue to grow our translational medicine team and engage key opinion leaders to meet the demand.

Solid tumors pose more challenges than hematological cancers.  The patients are more heterogeneous, making it difficult to have one drug to work effectively in the majority of the patients in any cancer indication.  The duration of response is most likely shorter and patients are likely to relapse even after initial positive clinical response.  We will continue our efforts in developing cell based therapies to target both hematological cancers and solid tumors.

Human Adipose-Derived Mesenchymal Progenitor Cells (haMPC)

Adult mesenchymal stem cells can currently be isolated from a variety of adult human sources, such as liver, bone marrow, and adipose (fat) tissue. We believe the advantages in using adipose tissue (as opposed to bone marrow or blood) are that it is one of the richest sources of pluripotent cells in the body, the easy and repeatable access to fat via liposuction, and the simple cell isolation procedures that can begin to take place even on-site with minor equipment needs. The procedure we are testing for KOA involves extracting a very small amount of fat using a minimally invasive extraction process which takes up to 20 minutes, and leaves no scarring. The haMPC cells are then processed and isolated on site, and injected intra articularly into the knee joint with ultrasound guidance.

These haMPC cells are capable of differentiating into bone, cartilage, tendon, skeletal muscle, and fat under the right conditions. As such, haMPCs are an attractive focus for medical research and clinical development. Importantly, we believe both allogeneic and autologously sourced haMPCs may be used in the treatment of disease. Numerous studies have provided preclinical data that support the safety and efficacy of allogeneic and autologously derived haMPC, offering a choice for those where factors such as donor age and health are an issue.

Additionally, certain disease treatment plans call for an initial infusion of these cells in the form of SVF, an initial form of cell isolation that can be completed and injected within ninety minutes of receiving lipoaspirate. The therapeutic potential conferred by the cocktail of ingredients present in the SVF is also evident, as it is a rich source for preadipocytes, mesenchymal stem cells, endothelial progenitor cells, T regulatory cells and anti-inflammatory macrophages.

Tumor Cell Specific Dendritic Cells (TC-DC)

Recent scientific findings indicate the presence of special cells in tumors that are responsible for cancer metastases and relapse. Referred to as “cancer stem cells”, these cells make up only a small portion of the tumor mass. The central concept behind TC-DC therapy is to immunize against these cells. TC-DC therapy takes a sample of the patient’s own purified and irradiated cancer cells and combines them with specialized immune cells, thereby ‘educating’ the immune cells to destroy the cancer stem cells from which tumors arise.  We believe the selective targeting of cells that drive tumor growth would allow for effective cancer treatment without the risks and side effects of current therapies that also destroy healthy cells in the body.

Our Strategy

 The majority of our biopharmaceutical business is in the development stage. We intend to concentrate our business on cell therapies and in the near-term, carrying our KOA stem cell therapy and cancer immune cell therapies to commercialization.

We are developing our business in cell therapeutics and capitalizing on the increasing importance and promise that adult stem cells have in regenerative medicine. Our most advanced candidate involves adipose-derived mesenchymal stem cells to treat KOA. Based on current estimates, we expect our biopharmaceutical business to generate revenues primarily through the development of therapies for the treatment of KOA within the next three to four years.

Presently we have two completed KOA cell therapy clinical studies in China, a Phase IIb autologous study and a Phase I allogeneic study. If and when either therapy obtains regulatory approval in the PRC, we will be able to market and offer the therapy for clinical use in China.

Our strategy is to develop safe and effective cellular medicine therapies for indications that represent a large unmet need in China, based on technologies developed both in-house and obtained through acquisition, licensing and collaboration arrangements with other companies. Our near term objective is to pursue successful clinical trials in China for our KOA application.  We intend to utilize our comprehensive cell platform to support multiple cell lines to pursue multiple therapies, both allogeneic and autologous. We intend to apply U.S. Standard Operating Procedures ("SOPs") and protocols while complying with Chinese regulations, while owning, developing and executing our own clinical trial protocols. We plan to establish domestic and international joint ventures or partnerships to set up cell laboratories and/or research facilities, acquire technology or in-license technology from outside of China, and build affiliations with hospitals, to develop a commercialization path for our therapies, once approved. We intend to use our first-mover advantage in China, against a backdrop of enhanced regulation by the central government, to differentiate ourselves from the competition and establish a leading position in the China cell therapeutic market.  We also intend to out-license our technologies to interested parties and are exploring the feasibility of a U.S. allogeneic KOA clinical study with the FDA.

With the AG acquisition we intend to monetize AG’s U.S. and Chinese intellectual property for immune cell therapy preparation methodologies and patient immunity assessment by engaging with prominent hospitals to conduct pre-clinical and clinical studies in specific cancer indications. The T Cell clonality analysis technology patent, together with AG’s other know-hows for immunity analysis, will enable us to establish an immunoassay platform that is crucial for immunity evaluation of patients with immune disorders as well as cancerous diseases that are undergoing therapy. We will continue to seek to empower hospitals’ immune cell cancer development programs that help patients improve their quality of life and survival rate.

We believe that few competitors in China are as well-equipped as we are in the clinical trial development, diversified FDA protocol compliant manufacturing facilities, regulatory compliance and policy making participation, as well as a long-term presence in the U.S. with U.S.-based management and investor base.

We intend to continue our business development efforts by adding other proven domestic and international biotechnology partners to monetize the China health care market.

In order to expedite fulfillment of patient treatment, we have been actively developing technologies and products with a strong intellectual properties protection, including haMPC, derived from fat tissue, for the treatment of KOA and other indications. Our acquisition of AG provides an enlarged opportunity to expand the application of its cancer therapy-enabling technologies and to initiate clinical trials with leading cancer hospitals.

Our proprietary and patent-protected production processes and clinical protocols enable us to produce raw material, manufacture cells, and conduct cell banking and distribution. These protocols include medical assessment to qualify each patient for treatment, evaluation of each patient before and after a specific therapy, cell transplantation methodologies including dosage, frequency and the use of adjunct therapies, potential adverse effects and their proper management. Applying our proprietary intellectual property, we will be able to customize specialize formulations to address complex diseases and debilitating conditions.

We have been developing disease-specific clinical treatment protocols. These protocols are designed for each of these proprietary cell lines to address patient-specific medical conditions. These protocols include medical assessment to qualify each patient for treatment, evaluation of each patient before and after a specific therapy, cell transplantation methodologies including dosage, frequency and the use of adjunct therapies, potential adverse effects and their proper management.

 The protocol of allogeneic haMPC therapy for KOA has been approved by Shanghai Renji Hospital’s Institutional Review Board for clinical studies. Once the studies are completed, the clinical data will be analyzed by qualified third party statisticians and reports will be published.

We operate our manufacturing facilities under the design of GMP conditions in the ISO accredited laboratories standard. We employ an institutionalized and proprietary process and quality management system to optimize reproducibility and to hone our efficiency. Three facilities designed and built to GMP in Beijing, Shanghai and Wuxi, China meet international standards. With our integrated Plasmid, Viral Vectors, and CART cells Chemistry, Manufacturing, and Controls processes as well as planned capacity expansion, we are highly distinguishable with other companies in the cellular medicine space.

In total, our cGMP facilities have approximately 70,000 sq. ft. of space and are expected to have a capacity to treat approximately 10,000 cancer patients and 10,000 patients per year.

Most importantly, our most experienced team members have more than 20 years of relevant experience in China, European Union, and the United States. All of these factors make CBMG a high quality cell products manufacturer in China.

 In the next 12 months, we aim to accomplish the following, though there can be no assurances that we will be able to accomplish any of these goals:

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Bolster R&D resources to fortify our intellectual properties portfolio and scientific development. Continue to develop a competitive Immuno-oncology pipeline for CBMG. Seek opportunities to file new patents in China and potentially the rest of the world;
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Continue to identify and evaluate advanced technologies and seek partnerships to bolster our competitive edge in the cell therapy field in China;
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Submit to the CFDA an IND package for C-CAR011 in treating patients with CD19+ B-cell malignancies.
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Confirm the safety and efficacy profile of C-CAR011 in China in refractory aggressive DLBCL and to initiate a larger Phase II clinical trial whenever feasible.
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Confirm the safety and efficacy of C-CAR011 in relapsed and refractory (r/r) CD19+ B-cell Acute Lymphoblastic Leukemia (ALL) in China, and / to prepare for a follow up multicenter phase IIb trial.
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Initiate an investigator sponsored phase I trial of anti-BCMA CART in adults with relapsed/refractory multiple myeloma;
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Implement our GE Joint Technology Laboratory to develop control processes for the manufacturing of CAR-T and Stem Cell Therapies;
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Implement steps to advance our Thermo Fisher joint Cell Therapy Technology Innovation and Application Center;
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Initiate a clinical study to support the biological license application (BLA) for autologous and allogeneic KOA study in China;
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Complete Chemistry, Manufacturing and Controls (CMC), non-clinical and preclinical study data package to prepare for Allogeneic KOA IND filing in the United States;
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Initiate clinical study to support the BLA for allogeneic KOA study in the United States;
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Evaluate new regenerative medicine technology platform for other indications and review recent development in the competitive landscape;
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Evaluate our corporate development strategy on maintaining the CAR-T and regenerative medicine dual technology platform;
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Evaluate the feasibility and opportunities of novel Alpha Fetoprotein Specific TCR to redirect T Cells for a Hepatocellular Carcinoma (HCC) Immunotherapy;
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Evaluate the addition of cancer diagnostics to our business; and
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Improve liquidity and fortify our balance sheet by courting institutional investors.

Manufacturing

We manufacture cells for our own research, testing and clinical trials. We are scaling up and expanding our manufacturing capacity to treat up to 10,000 CAR-T and 10,000 KOA patients per year when our facilities are fully operational by the end of 2018. Our facilities are operated by a manufacturing and technology team with decades of relevant experience in China, the EU and the United States.

In any precision setting, it is vital that all controlled environment equipment meet certain design standards. We operate our manufacturing facilities under GMP conditions in the ISO accredited laboratories standard. We employ an institutionalized and proprietary process and quality management system to optimize reproducibility and to hone our efficiency. Three of our facilities designed and built to GMP in Beijing, Shanghai and Wuxi, China meet international standards. Specifically, our Shanghai cleanroom facility underwent rigorous cleanroom certification since 2013. Our facility in Shanghai was issued a Certificate of Compliance by ENV Services, Inc., an ISO Inspection Service Provider, that (i) its rooms 1-7, 10 are certified to ISO Class 7 per ISO-14644 in accordance with cGMP. (ii) its biological safety cabinets are certified per NSF/ANSI 49 and to ISO Class 5. and (iii) its instrumentation calibration has been certified to perform in accordance with ANSI/NCSL Z540-1 and document in accordance with 10CFR21. The cleanrooms in Beijing are certified to meet the standard of CNAS L1669 and our Wuxi facility has been certified to meet the CNAS SHPMCC standard. With our integrated Plasmid, Viral Vectors, and CAR-T cells Chemistry, Manufacturing, and Controls processes as well as planned capacity expansion, we believe that are highly distinguishable with other companies in the cellular medicine space.

In January 2017, we leased a 113,038-square foot building located in the “Pharma Valley” of Shanghai, the People’s Republic of China. We are establishing 43,000 square foot GMP facilities there with 25 clean-rooms and equipped with 12 independent production lines to support clinical batch production and commercial scale manufacturing. With above expansion, the Company could support up to 10,000 patients with CAR-T therapy and 10,000 KOA patients with the stem cell therapy per annum.

We have built cell preparation and inspection laboratories that enable the following mode of human body immune cell in-vitro culture service to be provided: make cell preparation for human body venous blood samples, after completion of the cell preparation, deliver the immune cell agents to the customer; and provide immune function evaluation for the patients in Jilin and several other hospitals in China.

Competition

Many companies operate in the cellular biopharmaceutical field.  In 2010, the FDA approved the first cell therapy for Dendreon Corporation to apply an autologous cellular immunotherapy for the treatment of a certain type of prostate cancer.  In May 2012, the Canadian authorities approved the first stem cell drug and granted Osiris Therapeutics’ manufactured stem cell product for use in the pediatric graft-versus-host disease.  To date, there are over 30 publicly listed and several private cellular biopharmaceutical focused companies outside of China with varying phases of clinical trials addressing a variety of diseases.  We compete with these companies in bringing cellular therapies to the market.  However, our focus is to develop a core business in the China market.  This difference in focus places us in a different competitive environment from other western companies with respect to fund raising, clinical trials, collaborative partnerships, and the markets in which we compete.

The PRC central government has a focused strategy to enable China to compete effectively in certain designated areas of biotechnology and the health sciences.  Because of the aging population in China, China’s Ministry of Science and Technology (“MOST”) has targeted stem cell development as high priority field, and development in this field has been intense in the agencies under MOST.  For example, the 973 Program has funded a number of stem cell research projects such as differentiation of human embryonic germ cells and the plasticity of adult stem cells.   Notwithstanding such government support, China has had a highly fragmented cellular medicine landscape.  Shenzhen Beike Biotechnology Co. Ltd. (“Beike”) and Union Stem Cell & Gene Engineering Co., Ltd. (“Union Stem Cell”) are two large stem cell companies in China.  To the best of our knowledge, none of the Chinese companies are utilizing our proposed international manufacturing protocol and our unique technologies in conducting what we believe will be fully compliant CFDA-sanctioned clinical trials to commercialize cell therapies in China.  Our management believes that it is difficult for most of these Chinese companies to turn their results into translational stem cell science or commercially successful therapeutic products using internationally acceptable standards.

We compete globally with respect to the discovery and development of new cell based therapies, and we also compete within China to bring new therapies to market.  The biotechnology industry, namely in the areas of cell processing and manufacturing, clinical development of cellular therapies and cell collection, processing and storage, are characterized by rapidly evolving technology and intense competition.  Our competitors worldwide include pharmaceutical, biopharmaceutical and biotechnology companies, as well as numerous academic and research institutions and government agencies engaged in drug discovery activities or funding, in the U.S., Europe and Asia. Many of these companies are well-established and possess technical, research and development, financial, and sales and marketing resources significantly greater than ours. In addition, many of our smaller potential competitors have formed strategic collaborations, partnerships and other types of joint ventures with larger, well established industry competitors that afford these companies potential research and development and commercialization advantages in the technology and therapeutic areas currently being pursued by us.  Academic institutions, governmental agencies and other public and private research organizations are also conducting and financing research activities which may produce products directly competitive to those being commercialized by us. Moreover, many of these competitors may be able to obtain patent protection, obtain government (e.g. FDA) and other regulatory approvals and begin commercial sales of their products before us.

Our primary competitors in the field of stem cell therapy for osteoarthritis, and other indications include Beike, Cytori Therapeutics Inc.(“Cytori”), Caladrius Biosciences, Inc. and others.  Among our competitors, to our knowledge, the only ones based in and operating in Greater China are Beike, Lorem Vascular and Olife Bio. Lorem Vascular has partnered with Cytori to commercialize Cytori Cell Therapy for the cardiovascular, renal and diabetes markets in China and Hong Kong. Olife Bio, a Medi-Post joint venture with JingYuan Bio in Taian, Shandong Province, plans to initiate clinical trial in China in 2016.  Our primary competitors in the field of cancer immune cell therapies include pharmaceutical, biotechnology companies such as Northwest Biotherapeutics, Inc., Juno Therapeutics, Inc., Kite Pharma, Inc., CARSgen, Sorrento Therapeutics, Inc. and others.  Among our competitors, the ones based in and operating in Greater China are BeiGene, Limited, CARsgen and China Oncology Focus Limited, which has licensed Sorrento’s anti-PD-L1 monoclonal antibody for Greater China. Other western big pharma and biotech companies in the cancer immune cell therapies space are starting to make inroads into China by partnering or seeking to partner with local companies. For example, in April, 2016, Seattle-based Juno Therapeutics, Inc. started a new company with WuXi AppTec in China named JW Biotechnology (Shanghai) Co., Ltd. Its mission is to build China's leading cell therapy company by leveraging Juno's chimeric antigen receptor (CAR) and T cell receptor (TCR) technologies together with WuXi AppTec's R&D and manufacturing platform and local expertise to develop novel cell-based immunotherapies for patients with hematologic and solid organ cancers. In January 2017, Shanghai Fosun Pharmaceutical created a joint venture with Santa Monica-based Kite Pharma Inc. to develop, manufacture and commercialize axicabtagene ciloleucel in China with the option to include additional products, including two T cell receptor (TCR) product candidates from Kite. Axicabtagene ciloleucel is Kite's lead product candidate and is an investigational chimeric antigen receptor (CAR) T-cell therapy under development for the treatment of B-cell lymphomas and leukemias. In late 2017 Gilead acquired Kite Pharma for $11.9 billion. On January 22, 2018 Celgene announced that it had agreed to buy Juno Therapeutics for approximately $9 billion.

The CFDA has received six applications for CD19 chimeric antigen receptor T cells cancer therapies from different companies. The applicants are Nanjing Legend biotechnology, Chengdu Yinhe Biological Medicine, Shanghai HRAIN Biotechnology, Carsgene Biomedicine (Shanghai), Biogene ANKE Cell Technology and Shanghai Mingju Biotechnology.

Additionally, in the general area of cell-based therapies for knee osteoarthritis ailments, we potentially compete with a variety of companies, from large pharmaceutical companies to specialty medical products or biotechnology companies. Some of these, such as Abbvie, Merck KGaA, Sanofi, Teva, GlaxosmithKline, Baxter, Johnson & Johnson, Medtronic and Miltenyi Biotec, are well-established and have substantial technical and financial resources compared to ours.  However, as cell-based products are only just emerging as viable medical therapies, many of our more direct competitors are smaller biotechnology and specialty medical products companies. These include Vericel Corporation, Regeneus Ltd., Advanced Cell Technology, Inc., Nuo Therapeutics, Inc., Arteriocyte Medical Systems, Inc., Athersys, Inc., Bioheart, Inc., Cytori, Harvest Technologies Corporation, Mesoblast, Pluristem, Inc., TissueGene, Inc., Medipost Co., Ltd. and others. There are also several non cell-based, small molecule and peptide clinical trials targeting knee osteoarthritis and several other FDA approved treatment for knee pain.

Some of our competitors also work with adipose-derived stem cells.  To our knowledge, none of these companies are currently utilizing the same technologies as ours to treat KOA, nor to our knowledge are any of these companies conducting government-approved clinical trials in China.

We believe we have a strategic advantage over our competitors based on our ability to meet cGMP regulatory requirements, a capability which we believe is possessed by few to none of our competitors in China, in an industry in which meeting exacting standards and achieving extremely high purity levels is crucial to success.  In addition, in comparison to the broader range of cellar biopharmaceutical firms, we believe we have the advantages of cost and expediency, and a first mover advantage with respect to commercialization of cell therapy products and treatments in the Greater China market.

Corporate Structure, Subsidiaries and Affiliates

Our current corporate structure is illustrated in the following diagram:

We conduct our business operations through the following subsidiaries (including a controlled various interest entity (“VIE”):

Cellular Biomedicine Group HK Limited is a Hong Kong company limited by shares, a holding company and wholly owned subsidiary of the Company.

Cellular Biomedicine Group Ltd. (Wuxi), license number 320200400034410 (the “WFOE”), is a wholly foreign-owned entity that is 100% owned by Cellular Biomedicine Group HK Limited.  This entity’s legal name in China translates to “Xi Biman Biological Technology (Wuxi) Co. Ltd.”  WFOE controls and holds ownership rights in the business, assets and operations of Cellular Biomedicine Group Ltd. (Shanghai) (“CBMG Shanghai”) through variable interest entity (VIE) agreements.  We conduct certain biopharmaceutical business activities through WFOE, including lab kit production and research.

Cellular Biomedicine Group Ltd. (Shanghai) license number 310104000501869 (“CBMG Shanghai”), is a PRC domestic corporation, which we control and hold ownership rights in, through WFOE and the above-mentioned VIE agreements.  This entity’s legal name in China translates to “Xi Biman Biotech (Shanghai) Co., Ltd.”  We conduct certain biopharmaceutical business activities through our controlled VIE entity and CBMG Shanghai, including clinical trials and certain other activities requiring a domestic license in the PRC.  Mr. Chen Mingzhe and Mr. Lu Junfeng together are the record holders of all of the outstanding registered capital of CBMG Shanghai.  Mr. Chen and Mr. Lu are also directors of CBMG Shanghai constituting the entire management of the same.   Mr. Chen and Mr. Lu receive no compensation for their roles as managers of CBMG Shanghai.

Beijing Agreen Biotechnology Co., Ltd. (“AG”) is a PRC domestic corporation and a wholly owned subsidiary of CBMG Shanghai.

Wuxi Cellular Biopharmaceutical Group Ltd. is a PRC domestic corporation and a wholly owned subsidiary of CBMG Shanghai.

Shanghai Cellular Biopharmaceutical Group Ltd. was established on January 18, 2017. It is a PRC domestic corporation and wholly owned subsidiary of CBMG Shanghai.

Eastbridge Investment Corporation, a Delaware corporation, is a wholly owned subsidiary of the Company.

Cellular Biomedicine Group VAX, Inc., a California corporation, is a wholly owned subsidiary of the Company.

Additional Information

Since inception and through December 31, 2017, we have recorded accumulated losses totaling approximately $111 million. Our historical operating losses have resulted principally from our research and development activities, including clinical trial activities for our product candidates and general and administrative expenses. Ultimately, if we secure additional approvals from the MOH, CFDA and other regulatory bodies throughout the world for our product candidates, our goal will be to augment our current sources of revenue and, as applicable, deferred revenue (principally licensing fees), with sales of such products or royalties from such sales, on which we may pay royalties or other fees to our licensors and/or third-party collaborators as applicable.

We have based our estimates of development costs, market size estimates, peak annual sales projections and similar matters described or incorporated by reference in this prospectus on our market research, third party reports and publicly available information which we consider reliable. However, readers are advised that the projected dates for filing and approval of our drug applications with the MOH, CFDA or other regulatory authorities, our estimates of development costs, our projected sales and similar metrics regarding our KOA and CD therapies or any other product candidates discussed elsewhere (or incorporated by reference) in this prospectus are merely estimates and subject to many factors, many of which may be beyond our control, which will likely cause us to revise such estimates. Readers are also advised that our projected sales figures do not take into account the royalties and other payments we will need to make to our licensors and strategic partners. Our estimates are based upon our management’s reasonable judgments given the information available and their previous experiences, although such estimates may not prove to be accurate.

Corporate Information

Our principal executive offices are located at 19925 Stevens Creek Blvd., Suite 100 Cupertino, CA 95014. Our telephone number is: (408) 973-7884.

The Offering

Common stock outstanding prior to the offering	17,430,762 shares of common stock issued and outstanding as of February 11, 2018.
Common stock offered by the Selling Stockholders
Up to 2,927,658 shares of common stock for sale by the Selling Stockholders for their own account.  These shares include:

(i)     Up to 41,667 shares of our common stock issued in connection with the Management Tranche;

(ii)    up to 1,166,667 shares of our common stock issued in connection with the Investor Tranche;

(iii) up to 1,719,324 shares of our common stock issued in connection with the February PIPE.

Proceeds	We will not receive any proceeds from the sale of our common stock by the Selling Stockholders.
Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors.”
NASDAQ Global Market Symbol	CBMG

The number of shares of our common stock that will be outstanding immediately prior this offering as shown above is based on 17,430,762 shares outstanding as of February 11, 2018. The number of shares outstanding as of the date of this prospectus, as used throughout this prospectus, unless otherwise indicated, excludes the following, all as of February 11, 2018:

●	273,847 shares of our common stock issuable upon exercise of stock options outstanding under our 2011 Incentive Stock Option Plan, which had a weighted average exercise price of $5.77 per share;
●	638,220 shares of our common stock issuable upon exercise of stock options outstanding under our 2013 Stock Incentive Plan, which had a weighted average exercise price of $ 8.87 per share; and
●
896,947 shares of our common stock issuable upon exercise of stock options outstanding under our 2014 Stock Incentive Plan, which had a weighted average exercise price of $15.72 per share, and 771,661 shares of our common stock outstanding under our 2014 Stock Incentive Plan subject to vest before June 22, 2021.

RISK FACTORS

We have included discussions of the risks, uncertainties and assumptions under the heading “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2017, which risk factors are incorporated by reference into this prospectus. See “Where You Can Find More Information” for an explanation of how to get a copy of this report. Additional risks related to our securities may also be described in a prospectus supplement and in any related free writing prospectus that we may authorize to be provided to you.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should carefully consider the risk factors we describe in any prospectus supplement and in any related free writing prospectus that we may authorize to be provided to you or in any report incorporated by reference into this prospectus or such prospectus supplement, including our Annual Report on Form 10-K for the year ended December 31, 2017, or any Annual Report on Form 10-K or Quarterly Report on Form 10-Q that is incorporated by reference into this prospectus or such prospectus supplement after the date of this prospectus. Although we discuss key risks in those risk factor descriptions, additional risks not currently known to us or that we currently deem immaterial also may impair our business. Our subsequent filings with the SEC may contain amended and updated discussions of significant risks. We cannot predict future risks or estimate the extent to which they may affect our financial performance.

Please also read carefully the section above entitled “Cautionary Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares registered hereunder by the selling stockholders.

DETERMINATION OF OFFERING PRICE

                The selling stockholders will offer common stock at the prevailing market prices or privately negotiated price as they may determine from time to time.

                The offering price of our common stock to be sold by the selling stockholders does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

                In addition, there is no assurance that our common stock will trade at market prices in excess of the offering price as prices for common stock in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

SELLING STOCKHOLDERS

The following table sets forth certain information as of February 11, 2018 regarding the selling stockholders and the shares offered by them in this prospectus. In computing the number of shares owned by a person and the percentage ownership of that person in the table below, securities that are currently convertible or exercisable into shares of our common stock that are being offered in this prospectus are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of ownership of each selling stockholder in the following table is based upon 17,430,762 shares of common stock outstanding as of February 11, 2018 plus shares the selling stockholders will receive upon exercise of warrants or conversion of debt which are being offered in this offering.

Except as set forth below, no selling stockholder has held a position as an officer or director of the Company, nor has any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling stockholders. The common stock being offered is being registered to permit secondary trading of the shares and the selling stockholders may offer all or part of the common stock owned for resale from time to time.  Except as set forth below, none of the selling stockholders have any family relationships with our officers, directors or controlling stockholders. Furthermore, none of the selling stockholders are a registered broker-dealer or an affiliate of a registered broker-dealer.

The term “selling stockholder” also includes any transferees, pledges, donees, or other successors in interest to the selling stockholder named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the common stock set forth opposite such person’s name. We will file a supplement to this prospectus (or a post-effective amendment hereto, if necessary) to name successors to any named selling stockholder who is able to use this prospectus to resell the securities registered hereby.

* Less than 1%

(1)
James Xiao Dong Liu is the sole director of Wealth Map Holdings Limited. The investment committee of Sailing Capital Overseas Investments Fund, L.P. has decision making power over voting and disposition of the CBMG securities owned by Wealth Map Holdings Limited.
(2)
James Xiao Dong Liu, as the sole director of Earls Mill Limited, has voting and dispositive power over the CBMG securities owned by Earls Mill Limited.
(3)
RTSing Raffles Limited and RTSing Marina Limited, as the MapleBrook Limited’s corporate directors, can act jointly to dispose of and vote on the securities in accordance with the Memorandum of Association of MapleBrook Limited. Britta Pfister, Patricia Tan and Chue Chee Chen, individual directors of both RTSing Raffles Limited and RTSing Marina Limited, have voting and dispositive power over the shares owned by MapleBrook Limited.

(4)
Bizuo (Tony) Liu’s total number of shares owned prior to the offering and after the offering include 35,300 options issued under the 2011 Plan, 255,000 options issued under 2013 Plan and 325,800 options issued under 2014 Plan, of which an aggregate of 495,600 are currently vested and exercisable as of February 11, 2018.
(5)
Andrew Chan’s total number of shares owned prior to the offering and after the offering include 53,880 options issued under the 2011 Plan, 37,904 options issued under 2013 Plan and 38,000 options issued under 2014 Plan, of which an aggregate of 106,053 are currently vested and exercisable as of February 11, 2018.
(6)
Yihong Yao’s total number of shares owned prior to the offering and after the offering include 61,500 options issued under 2014 Plan, of which an aggregate of 24,072 are currently vested and exercisable as of February 11, 2018.
(7)
Ming Li, as a director of Winsor Capital Limited, has voting and dispositive power over the CBMG securities owned by Winsor Capital Limited.

PLAN OF DISTRIBUTION

Selling Stockholders

The common stock held by the selling stockholders may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The sale of the selling stockholders’ common stock offered by this prospectus may be effected in one or more of the following methods:

●         ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●         transactions involving cross or block trades;

●         purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●         an exchange distribution in accordance with the rules of the applicable exchange;

●         in privately negotiated transactions;

●         short sales after the registration statement, of which this prospectus forms a part, becomes effective;

●         broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

●         “at the market” into an existing market for the common stock;

●         through the writing of options on the shares;

●         a combination of any such methods of sale; and

●         any other method permitted pursuant to applicable law.

In order to comply with the securities laws of certain states, if applicable, the shares of each of the selling stockholders may be sold only through registered or licensed brokers or dealers. In addition, in certain states, such shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

The selling stockholders may also sell shares of common stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of common stock by other means not described in this prospectus.

The selling stockholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, such selling stockholder.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares held by the selling stockholders as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholders and/or purchasers of the common stock for whom the broker-dealers may act as agent.  The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

Each of the selling stockholders acquired the securities offered hereby in the ordinary course of business and has advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus.

With regard only to the shares it sells for its own behalf, each selling stockholder may be deemed an “underwriter” within the meaning of the Securities Act.  This offering as it relates to each selling stockholder will terminate on the date that all shares issued to and issuable to such selling stockholder that are offered by this prospectus have been sold by such selling stockholder.

We may suspend the sale of shares by the selling stockholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

If any of the selling stockholders use this prospectus for any sale of the shares of common stock, such selling stockholder will be subject to the prospectus delivery requirements of the Securities Act.

   Regulation M

The anti-manipulation rules of Regulation M under the Exchange Act of 1934, as amended (the “Exchange Act”) may apply to sales of our common stock and activities of the selling stockholder.

We have advised the selling stockholders that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

DESCRIPTION OF SECURITIES TO BE REGISTERED

General

Our authorized capital stock consists of 300,000,000 shares of common stock and 50,000,000 shares of preferred stock. As of the date of this prospectus, our outstanding capital stock consists of 17,430,762 shares of common stock, $0.001 par value, and no shares of preferred stock. These figures do not include securities that may be issued: (i) pursuant to our Amended and Restated 2011 Incentive Plan; (ii) pursuant to our 2013 Stock Incentive Plan; or (iii) pursuant to our 2014 Stock Incentive Plan, as amended.

We are a Delaware corporation and our affairs are governed by our Certificate of Incorporation and By-laws. The following are summaries of material provisions of our Certificate of Incorporation and By-laws insofar as they relate to the material terms of our common shares. Complete copies of our Certificate of Incorporation and By-laws are filed as exhibits to our public filings.

Common Stock

Our common stock is listed on the Nasdaq Global Market under the symbol “CBMG.”

All outstanding shares of common stock are of the same class and have equal rights and attributes. The holders of common stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. All stockholders are entitled to share equally in dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available. In the event of liquidation, the holders of common stock are entitled to share ratably in all assets remaining after payment of all liabilities. The stockholders do not have cumulative or preemptive rights.

Dividend Rights

Holders of the common stock may receive dividends when, as and if declared by our Board of Directors out of the assets legally available for that purpose and subject to the preferential dividend rights of any other classes or series of stock of our Company.  We have never paid, and have no plans to pay, any dividends on our shares of common stock.

Voting Rights

Holders of the common stock are entitled to one vote per share in all matters as to which holders of common stock are entitled to vote. Holders of not less than a majority of the outstanding shares of common stock entitled to vote at any meeting of stockholders constitute a quorum unless otherwise required by law.

Election of Directors

Directors hold office until the next annual meeting of stockholders and are eligible for reelection at such meeting. Directors are elected by a plurality of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. There is no cumulative voting for directors.

Liquidation

In the event of any liquidation, dissolution or winding up of the Company, holders of the common stock have the right to receive ratably and equally all of the assets remaining after payment of liabilities and liquidation preferences of any preferred stock then outstanding.

Redemption

The common stock is not redeemable or convertible and does not have any sinking fund provisions.

Preemptive Rights

Holders of the common stock do not have preemptive rights.

Other Rights

Our common stock is not liable to calls or to assessment or for liabilities imposed on our stockholders under state statutes.

Our board is divided into three classes, each of which will generally serve for a term of three years with only one class of directors being elected in each year.  The common stock has no cumulative voting rights, including with respect to the election of directors.

LEGAL MATTERS

  The validity of the securities offered by this prospectus, and any supplement thereto, will be passed upon for us by Ellenoff Grossman & Schole LLP, New York, NY.

EXPERTS

The financial statements for the years ended December 31, 2017, 2016 and 2015 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2017 has been so incorporated in reliance on the report of BDO China Shu Lun Pan Certified Public Accountants LLP, an independent registered public accounting firm, given on the authority of such firm as an expert in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the Securities and Exchange Commission under the Securities Act with respect to the shares of our common stock offered by this prospectus. This prospectus is part of that registration statement and does not contain all the information included in the registration statement.

For further information with respect to our common stock and us, you should refer to the registration statement, its exhibits and the material incorporated by reference therein. Portions of the exhibits have been omitted as permitted by the rules and regulations of the Securities and Exchange Commission. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts or other documents filed as an exhibit to the registration statement, and these statements are hereby qualified in their entirety by reference to the contract or document. The registration statement may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 100 F Street, N.E., Washington, D.C. 20549 and the Regional Offices at the Commission located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 233 Broadway, New York, NY 10279. Copies of those filings can be obtained from the Commission’s Public Reference Section, Judiciary Plaza, 100 F Fifth Street, N.E., Washington, D.C. 20549 at prescribed rates and may also be obtained from the web site that the Securities and Exchange Commission maintains at http://www.sec.gov. You may also call the Commission at 1-800-SEC-0330 for more information. We file annual, quarterly and current reports and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information on file at the Commission’s public reference room in Washington, D.C. You can request copies of those documents upon payment of a duplicating fee, by writing to the Securities and Exchange Commission.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We are “incorporating by reference” certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. Statements contained in documents that we file with the SEC and that are incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus supplement, including information in previously filed documents or reports that have been incorporated by reference in this prospectus, to the extent the new information differs from or is inconsistent with the old information. We have filed or may file the following documents with the SEC and they are incorporated herein by reference as of their respective dates of filing:

●
our Annual Report on Form 10-K for the year ended December 31, 2017 as filed with the SEC on March 5, 2018;
●
our Current Reports on Form 8-K and/or their amendments as filed with the SEC on January 31, 2018, February 7, 2018 and February 12, 2018; and
●
the description of our Common Stock contained in our Form 8-A filed with the SEC on June 13, 2014, and as it may be further amended from time to time, under the caption “Item 1. Description of Registrant’s Securities to be Registered.”

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement.

You may request a copy of these filings at no cost (other than exhibits unless such exhibits are specifically incorporated by reference) by writing or telephoning us at the following address and telephone number:

Cellular Biomedicine Group, Inc.
19925 Stevens Creek Blvd., Suite 100
Cupertino, CA 95014
Telephone: (408) 973-7884
Attention: Tony Liu

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES LAW VIOLATIONS

Our directors and officers are indemnified to the fullest extent permitted under Delaware law. We may also purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a capacity, and such a policy may be obtained by us in the future.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

Up to 2,927,658 Shares of
Common Stock

Prospectus

             , 2018

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or any prospectus supplement. This prospectus is not an offer of these securities in any jurisdiction where an offer and sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the fees and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the issuance and distribution of the securities being registered. All the amounts shown are estimates, except for the SEC registration fee.

SEC Registration Fee	$5,904.8
Accounting Fees and Expenses	$11,017.3
Legal Fees and Expenses	$75,000.0
Total	$91,922.1

(1) These fees are calculated based on the securities offered and the number of issuance and accordingly cannot be estimated at this time.

Item 15. Indemnification of Directors and Officers

Our certificate of incorporation provides that all our directors, officers, employees and agents shall be entitled to be indemnified by us to the fullest extent permitted under the Delaware General Corporation Law, provided that they acted in good faith and that they reasoned their conduct or action was in, or not opposed to, the best interest of our company.

Our bylaws provide for indemnification of our officers, directors and others who become a party to an action on our behalf by us to the fullest extent not prohibited under the Delaware General Corporation Law. Further, we maintain officer and director liability insurance.

The underwriting agreement(s) that we may enter into in connection with the securities being offered under this registration statement may provide for indemnification by any underwriters used by us, our directors, our officers who sign the registration statement and our controlling persons for some liabilities, including liabilities arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 16. Exhibits

The following exhibits are filed with this Registration statement.

ITEM 15.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit Number	Description
2.1	Plan of reorganization and exchange agreement (1)
2.2	Agreement and Plan of Merger, dated November 13, 2012 (17)
2.3	Amendment No. 1 to Agreement and Plan of Merger, dated January 15, 2013 (18)
2.4	Amendment No. 2 to Agreement and Plan of Merger, dated January 31, 2013 (19)
2.5	Amendment No. 3 to Agreement and Plan of Merger, dated February 5, 2013 (20)
3.1	Articles of Incorporation of Cellular Biomedicine Group, Inc. (40)
3.2	Amended and Restated Bylaws for Cellular Biomedicine Group, Inc. (41)
4.1	Form of lock-up agreement (1)
4.2	2011 Incentive Stock Option Plan (22)
4.3	Amended and Restated 2011 Incentive Stock Option Plan (23)
4.4	2013 Stock Incentive Plan (28)
4.5	2014 Stock Incentive Plan (29)
4.6	Amendment No. 1 to 2014 Stock Incentive Plan (38)
4.7	Registration Rights Agreement, dated January 30, 2018, by and among the Company, Wealth Map Holdings Limited, Earls Mill Limited, and Bosun S. Hau (44)
4.8	Amendment No. 1 to Registration Rights Agreement, dated February 5, 2018, by and among the Company, Wealth Map Holdings Limited, Earls Mill Limited, Bosun S. Hau and Rui Zhang.(45)
5.1	Opinion of Ellenoff Grossman & Schole LLP *
10.1	Consulting Employment Agreement between EastBridge Investment Group Corporation and Keith Wong dated June 1, 2005 (1)
10.2	Consulting Employment Agreement between EastBridge Investment Group Corporation and Norm Klein dated June 1, 2005 (1)
10.3	Listing Agreement signed with Amonics Limited, dated November 23, 2006 (English translation) (2)
10.4	Listing Agreement signed with Tianjin Hui Hong Heavy Steel Construction Co., Ltd, dated December 3, 2006 (English translation) (2)
10.5	Listing Agreement signed with NingGuo Shunchang Machinery Co., Ltd., dated January 6, 2007 (English translation) (2)
10.6	Listing Agreement with Hefe Ginko Real Estate Company, Ltd., dated July 24, 2007 (English translation) (4)
10.7	Share Exchange Agreement with AREM Wine Pty, Ltd., dated September 21, 2007 (5)
10.8	Listing and Consultant Agreement with AREM Wine Pty, Ltd., dated September 27, 2007 (6)
10.9	Listing Agreement with Beijing Zhong Zhe Huang Holding Company, Ltd., dated October 4, 2007 (English translation) (7)
10.10	Listing Agreement with Qinhuangdao Huangwei Pharmaceutical Company Limited, dated December 29, 2007 (English translation) (12)
10.11	US Listing Agreement with Anhui Wenda Educational & Investment Management Corporation, dated April 12, 2008 (English translation) (12)
10.12	Stock Purchase Agreement with Ji-Bo Pipes & Valves Company, dated September 21, 2008 (9)
10.13	Stock Purchase Agreement with Aoxing Corporation, dated September 21, 2008 (9)
10.14	US Listing Agreement with Foshan Jinkuizi Technology Limited Company, dated September 22, 2008 (English translation) (12)
10.15	Letter Agreement with Alpha Green Energy Limited, dated February 18, 2009 (12)
10.16	Listing Agreement with AREM Pacific Corporation, dated April 30, 2009 (12)
10.17	Change in Terms Agreement between EastBridge Investment Group Corporation and Goldwater Bank, N.A. dated May 6, 2009 (12)
10.18	Listing Agreement with SuZhou KaiDa Road Pavement Construction Company Limited, dated November 3, 2009 (English translation) (12)
10.19	Listing Agreement with Long Whole Enterprises, Ltd., dated November 28, 2009 (English translation) (12)
10.20	Listing Agreement with Beijing Tsingda Century Education Investment and Consultancy Limited, dated December 24, 2009 (English translation) (12)

10.21	Listing Agreement with StrayArrow International Limited, dated April 11, 2010 (English translation) (13)
10.22	Listing Agreement with Hangzhou Dwarf Technology Ltd., dated September 26, 2010 (English translation) (14)
10.23	Bridge Capital Raise Agreement with FIZZA, LLC, dated December 1, 2010 (confidential treatment requested for redacted portions) (15)
10.24	Stock Purchase Agreement with An Lingyan, dated December 14, 2011 (21)
10.25	Form of Listing Agreement (16)
10.26	Tsingda Stock Purchase Agreement dated as of December 17, 2012 (16)
10.27	Employment Agreement with Wen Tao (Steve) Liu, dated February 6, 2013(30)
10.28	Employment Agreement with Wei (William) Cao, dated February 6, 2013(30)
10.29	Employment Agreement with Andrew Chan, February 6, 2013(30)
10.30	Form of Director Agreement(30)
10.31	Amendment to Employment Agreement with Wen Tao (Steve) Liu, dated August 20, 2013(30)
10.32	Amendment to Employment Agreement with Wei (William) Cao, dated August 20, 2013(30)
10.33	Amendment to Employment Agreement with Andrew Chan, dated August 20, 2013(30)
10.34	Advisory Services Agreement, dated August 23, 2013, by and between Cellular Biomedicine Group Inc. and HealthCrest AG(30)
10.35	Purchase Agreement, dated September 10, 2013, by and between Cellular Biomedicine Group (Shanghai) Ltd. and Fisher Scientific Worldwide (Shanghai) Co., Ltd. (30)
10.36	Technical Service Contract, dated September 22, 2013, by and between Cellular Biomedicine Group (Shanghai) Ltd. and National Engineering Research Center of Tissue Engineering. (30)
10.37	Clinical Trial Agreement, dated November 6, 2013, by and between Cellular Biomedicine Group (Shanghai) Ltd. and Renji Hospital(30)
10.38	Clinical Trial Agreement, dated December 20, 2013, by and between Cellular Biomedicine Group (Shanghai) Ltd. and China Armed Police General Hospital(30)
10.39	Consulting Agreement with Wei (William) Cao, dated February 7, 2016 (32)
10.40	Form of Subscription Agreement (24)
10.41	Employment Agreement with Bizuo (Tony) Liu, dated January 3, 2014 (25)
10.42	Framework Agreement by and among the Company, Agreen Biotech Co. Ltd. and its Shareholders, dated August 02, 2014 (26)
10.43	Technology Transfer Agreement by and between the Company and the General Hospital of the Chinese People’s Liberation Army, dated February 4, 2015(32)
10.44	Asset Purchase Agreement, dated June 8, 2015, by and among the Company, Blackbird BioFinance, LLC, Scott Antonia and Sam Shrivastava (27)
10.45	Patent Transfer Agreement, dated November 16, 2015, by and between CBMG Shanghai and China Pharmaceutical University (32)
10.46	Clinical Trial Agreement, dated December 15, 2015, by and between CBMG Shanghai and Renji Hospital (32)
10.47	Share Purchase Agreement, dated February 4, 2016, by and between the Company and Dangdai International Group Co., Limited (35)
10.48	Lease Agreement, dated January 1, 2017, by and between CBMG Shanghai and Shanghai Chuangtong Industrial Development Co., Ltd.(39)
10.49	Consulting agreement with Wen Tao (Steve) Liu, dated February 7, 2016 (33)
10.50	Clinical Trial Agreement, dated February 16, 2016, by and between CBMG Shanghai and Shanghai Tongji Hospital (33)
10.51	Agreement on Termination of Cooperation with Jilin Luhong Real Estate Development Co., Ltd. (34)
10.52	Lease agreement of office building located at Room E2301 and 1125, Zone A, 2/F, Wuxi (Huishan) Life Science & Technology Industrial Park, 1619 Huishan Avenue, Wuxi, the P.R.C. (34)
10.53	Lease agreement of office building located at Zone B, 2/F, Building No.7, Block C, Wuxi (Huishan) Life Science & Technology Industrial Park, 1699 Huishan Avenue, Wuxi, the P.R.C.(34)
10.54	Agreement, dated as of April 11, 2016, by and between the Company and Bizuo (Tony) Liu (36)
10.55	Letter Agreement, dated November 11, 2016, by and between the Company and Gang Ji (37)
10.56	Employment Agreement, dated March 3, 2017, by and between the Company and Bizuo (Tony) Liu(39)
10.57	Employment Agreement, dated March 3, 2017, by and between the Company and Andrew Chan (39)

10.58	Employment Agreement, dated March 3, 2017, by and between the Company and Yihong Yao (39)
10.59	Lease Agreement, dated November 16, 2016, by and between CBMG Shanghai and Shanghai Guilin Industrial Co., Ltd. (39)
10.69	Lease Agreement, dated November 16, 2016, by and between CBMG Shanghai and Shanghai Guilin Industrial Co., Ltd.(39)
10.70	Share Purchase Agreement, dated December 15, 2017, by and among the Company and its executive officers (42)
10.71	Share Purchase Agreement, dated December 26, 2017, by and among the Company and certain investors (43)
10.72	Securities Purchase Agreement, dated January 30, 2018, by and among the Company, Wealth Map Holdings Limited, Earls Mill Limited, and Bosun S. Hau (44)
10.73	Amendment No. 1 to Securities Purchase Agreement, dated February 5, 2018, by and among the Company, Wealth Map Holdings Limited, Earls Mill Limited, Bosun S. Hau and Rui Zhang (45)
14.1	Code of Ethics (1)
21	Subsidiaries of the Company (46)
23.1	Consent of BDO China Shu Lun Pan Certified Public Accountants LLP *
23.2	Consent of Ellenoff Grossman & Schole LLP (Included in Exhibit 5.1)

* Filed herewith.
** If applicable, to be filed by an amendment or as an exhibit to a report pursuant to section 13(a) or section 15(d) of the Exchange Act and incorporated by reference.

1.	Incorporated by reference filed with the Registration Statement on Form 10-SB filed with the Securities and Exchange Commission on October 30, 2006 (File No. 000-52282)
2.	Incorporated by reference filed with the Registration Statement on Form 10-SB/A filed with the Securities and Exchange Commission on February 27, 2007 (File No. 000-52282)
3.	Incorporated by reference filed with the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on June 19, 2007 (File No. 333-143878)
4.	Incorporated by reference filed with the Form 8-K filed with the Securities and Exchange Commission on July 20, 2007 (File No. 000-52282)
5.	Incorporated by reference filed with the Form 8-K filed with the Securities and Exchange Commission on September 25, 2007 (File No. 000-52282)
6.	Incorporated by reference filed with the Form 8-K filed with the Securities and Exchange Commission on October 1, 2007 (File No. 000-52282)
7.	Incorporated by reference filed with the Form 8-K filed with the Securities and Exchange Commission on October 9, 2007 (File No. 000-52282)
8.	Incorporated by reference filed with the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 22, 2008 (File No. 333-153129)
9.	Incorporated by reference filed with the Form 8-K filed with the Securities and Exchange Commission on October 22, 2008 (File No. 000-52282)
10.	Incorporated by reference filed with the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on April 15, 2009 (File No. 333-158583)
11.	Incorporated by reference filed with the Form 8-K/A filed with the Securities and Exchange Commission on December 12, 2013 (File No. 000-52282)
12.	Incorporated by reference filed with the Form 10-K filed with the Securities and Exchange Commission on April 15, 2010 (File No. 000-52282)
13.	Incorporated by reference filed with the Form 8-K filed with the Securities and Exchange Commission on July 14, 2010 (File No. 000-52282)
14.	Incorporated by reference filed with the Form 8-K filed with the Securities and Exchange Commission on November 12, 2010 (File No. 000-52282
15.	Incorporated by reference filed with the Form 8-K filed with the Securities and Exchange Commission on December 7, 2010 (File No. 000-52282)
16.	Incorporated by reference filed with the Form 10-K filed with the Securities and Exchange Commission on June 18, 2013 (File No. 000-52282)
17.	Incorporated by reference filed with the Form 8-K filed with the Securities and Exchange Commission on November 20, 2012 (File No. 000-52282)

18.	Incorporated by reference filed with the Form 8-K filed with the Securities and Exchange Commission on January 22, 2013 (File No. 000-52282)
19.	Incorporated by reference filed with the Form 8-K filed with the Securities and Exchange Commission on February 4, 2013 (File No. 000-52282)
20.	Incorporated by reference filed with the Form 8-K filed with the Securities and Exchange Commission on February 12, 2013 (File No. 000-52282)
21.	Incorporated by reference filed with the Form 8-K filed with the Securities and Exchange Commission on January 3, 2012 (File No. 000-52282)
22.	Incorporated by reference filed with the Registration Statement on Form S-8 filed with the Securities and Exchange Commission on March 7, 2012 (File No. 333-179974)
23.	Incorporated by reference filed with the Form 10-K filed with the Securities and Exchange Commission on April 4, 2013 (File No. 000-52282)
24.	Incorporated by reference filed with the Form 8-K filed with the Securities and Exchange Commission on December 16, 2013 (File No. 000-52282)
25.	Incorporated by reference filed with the Form 8-K filed with the Securities and Exchange Commission on January 3, 2014 (File No. 000-52282)
26.	Incorporated by reference filed with the Form 8-K filed with the Securities and Exchange Commission on October 2, 2014 (File No. 001-36498)
27.	Incorporated by reference filed with the Form 8-K filed with the Securities and Exchange Commission on July 2, 2015 (File No. 001-36498)
28.	Incorporated by reference filed with Schedule 14A filed with the Securities and Exchange Commission on November 21, 2013 (File No. 000-52282)
29.	Incorporated by reference filed with Schedule 14A filed with the Securities and Exchange Commission on September 23, 2014 (File No. 001-36498)
30	Incorporated by reference filed with the Form 10-K filed with the Securities and Exchange Commission on April 15, 2014 (File No. 000-52282).
31	Incorporated by reference filed with the Form 10-K filed with the Securities and Exchange Commission on March 31, 2015 (File No. 001-36498).
32	Incorporated by reference filed with the Form 10-K filed with the Securities and Exchange Commission on March 14, 2016 (File No. 001-36498).
33	Incorporated by reference filed with the Form 10-Q filed with the Securities and Exchange Commission on May 9, 2016 (File No. 001-36498).
34	Incorporated by reference filed with the Form 10-Q filed with the Securities and Exchange Commission on August 8, 2016 (File No. 001-36498).
35	Incorporated by reference filed with the Form 8-K filed with the Securities and Exchange Commission on February 4, 2016 (File No. 000- 36498).
36	Incorporated by reference filed with the Form 8-K filed with the Securities and Exchange Commission on April 15, 2016 (File No. 000- 36498).
37	Incorporated by reference filed with the Form 8-K filed with the Securities and Exchange Commission on November 15, 2016 (File No. 000- 36498).
38	Incorporated by reference filed with Schedule 14A/A filed with the Securities and Exchange Commission on March 23, 2017 (File No. 001-36498)
39	Incorporated by reference filed with the Form 10-K filed with the Securities and Exchange Commission on March 13, 2017 (File No. 001-36498).
40	Incorporated by reference filed with the Form 8-K filed with the Securities and Exchange Commission on January 25, 2013 (File No. 000-52282)
41	Incorporated by reference filed with the Form 8-K filed with the Securities and Exchange Commission on September 21, 2016 (File No. 000-36498).
42	Incorporated by reference filed with the Form 8-K filed with the Securities and Exchange Commission on December 21, 2017 (File No. 000-36498).
43	Incorporated by reference filed with the Form 8-K filed with the Securities and Exchange Commission on December 28, 2017 (File No. 000-36498).
44	Incorporated by reference filed with the Form 8-K filed with the Securities and Exchange Commission on January 31, 2018 (File No. 000-36498).
45	Incorporated by reference filed with the Form 8-K filed with the Securities and Exchange Commission on February 7, 2018 (File No. 000-36498).
46	Incorporated by reference filed with the Form 10-K filed with the Securities and Exchange Commission on March 5, 2018 (File No. 001-36498).

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statements or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(1)   (i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A ( § 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cupertino, California, on March 5, 2018.

CELLULAR BIOMEDICINE GROUP, INC.

By:	/s/ Bizuo (Tony) Liu
Name:	Bizuo (Tony) Liu
Title:	Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Terry Belmont and Bizuo (Tony) Liu, and each of them, with full power of substitution, such person’s true and lawful attorneys-in-fact and agents for such person, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Terry Belmont	Chairman of the Board	March 5, 2018
Terry Belmont

/s/ Bizuo (Tony) Liu	Chief Executive Officer, Chief Financial Officer, Director	March 5, 2018
Bizuo (Tony) Liu	(Principal Executive, Financial, and Accounting Officer)

/s/ Alan Au	Director	March 5, 2018
Alan Au

/s/ Hansheng Zhou	Director	March 5, 2018
Hansheng Zhou

/s/ Gang Ji	Director	March 5, 2018
Gang Ji

/s/ Wen Tao (Steve) Liu	Director	March 5, 2018
Wen Tao (Steve) Liu

/s/ Nadir Patel	Director	March 5, 2018
Nadir Patel

/s/ Bosun Hau	Director	March 5, 2018
Bosun Hau